Exhibit 99.1

GLOBALSTAR ANNOUNCES UPDATE REGARDING ARBITRATION AWARD IN COMMERCIAL ARBITRATION WITH THALES ALENIA SPACE AND ONGOING DISCUSSIONS

Covington, LA. — (June 11, 2012) Globalstar, Inc. (“Globalstar” or the “Company”) announced on May 16, 2012 the decision of the arbitrators in the commercial arbitration concerning its 2009 satellite manufacturing contract (the “Construction Agreement”) with Thales Alenia Space France (“Thales”). Although the Company and Thales may agree to other terms, the arbitrators’ ruling requires Globalstar to pay Thales approximately EUR 53 million in Phase 3 termination charges (the “Award”) by June 9, 2012. The Company disputes the merits of the Award and is currently considering its options to oppose, seek to vacate, or otherwise challenge the Award. The Company today announced that it did not make payment of the Award to Thales on or prior to June 9, 2012. As a result, among other things, the Award has begun to accrue simple interest. The Company continues to engage in discussions with Thales in an effort to reach a consensual resolution.

On May 23, 2012, Thales commenced an action in the District Court for the Southern District of New York (the “New York Proceeding”) by filing a petition to affirm the Award. The Company is currently in negotiations with Thales in an effort to reach an amicable resolution of their disputes. In the event the parties fail to reach such an agreement, the Company currently intends to move to vacate the Award.

On the same date that Thales commenced the New York Proceeding, Thales sent a notice to the agent (the “Agent”) under the Company’s secured bank facility (the “COFACE Facility”), pursuant to section 2.3 of that certain Direct Agreement between Thales, Globalstar, and the Agent, dated June 5, 2009 (the “Direct Agreement”), notifying the Agent, among other things, of the Award, that it deems the failure to pay the Award a default under the Construction Agreement, and that it is reserving all of its rights under the Direct Agreement and the Construction Agreement, including the right to suspend performance under the Direct Agreement, if the Company’s default is not cured within 30 days of receipt of the Notice. Pursuant to section 2.3 of the Direct Agreement, Thales must wait 30 days from the date of notice to the Agent before suspending performance under the Construction Agreement and, if the default is not cured 30 days after the date of suspension of performance, Thales may terminate the Construction Agreement in accordance with its terms. There can be no assurance that Thales will not seek to terminate the Construction Agreement before the requisite periods expire. Should Thales seek to terminate the Construction Agreement prematurely, the Company would pursue all of its rights and remedies, but there can be no assurance that the Company’s interpretation would prevail.

Globalstar and Thales have initiated post-ruling discussions to seek mutually agreeable solutions on all aspects of the Construction Agreement and the Award. No assurance can be given that the Company will be successful in reaching agreement with Thales as to the Construction Agreement or the Award. If the parties are not able to reach a mutually agreeable resolution, if the Award is confirmed, final, and non-appealable and thereafter remains unpaid without resolution, or if Thales terminates the Construction Agreement, there are likely to be materially negative consequences to Globalstar, including with respect to its debt agreements, ongoing work with Thales, and business operations, and Globalstar may be required to consider strategic alternatives, including, without limitation, seeking protection under Chapter 11 of the U.S. Bankruptcy Code. Nonetheless, discussions are ongoing and during the course of these negotiations, while Thales has asserted that it has contractually stopped work, it has continued work on construction of the satellites remaining in the second phase of the Construction Agreement. Upon completion and launching of these remaining satellites, the Company will have a full second generation constellation which should allow it to reestablish its leadership position in the provision of mobile satellite voice and data services.

About Globalstar, Inc.

Globalstar is a leading provider of mobile satellite voice and data services. Globalstar offers these services to commercial and recreational users in more than 120 countries around the world. The Company’s products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

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Globalstar, Inc. Media Contact

Dean Hirasawa

(985) 335-1505

Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business, the potential that we may file for bankruptcy, our anticipated capital spending (including for future satellite procurements and launches), our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of our new Simplex products, including our SPOT satellite GPS messenger TM products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this release regarding matters that are not historical facts, involve predictions. There can be no assurance that the continued failure to pay the Award would not result in a default under the COFACE Facility. Any and all summaries or descriptions of agreements in this press release are qualified in their entirety by the terms of the actual agreement.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.